UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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Cabinet Grow, Inc.

(Name of Registrant as Specified In Its Charter)

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CABINET GROW, INC.

319 Clematis Street, Suite 812

West Palm Beach, FL 33401

(561) 249-6511

April 4, 2016

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

On March 18, 2016, the board of directors of Cabinet Grow, Inc. (“Cabinet Grow” or the “Company”) and stockholders holding a majority of Cabinet Grow’s voting power took action by written consent to approve the following actions (together, the “Actions”):

1.	To amend and restate our Articles of Incorporation as set forth in the Amended and Restated Articles of Incorporation attached hereto as Exhibit A (the “Restated Articles”) to, among other things, to designate 300,000,000 shares of the authorized capital stock of the Company as common stock (the “Common Stock”), and 10,000,000 shares of the authorized capital stock of the Company as preferred stock (the “Preferred Stock”), with the powers, preferences and rights, and the qualifications, limitations and restrictions designated by our Board of Directors (the “Board”).

2.	To amend and restate our Articles of Incorporation as set forth in the Restated Articles to provide for the indemnification of our officers and directors and limit the liability of our officers and directors to fullest extent provided by Nevada law.

3.	To amend and restate our Articles of Incorporation as set forth in the Restated Articles to opt out of the “Combinations with Interested Stockholders” provisions contained in Sections 78.411 through 78.444 of the Nevada Revised Statutes (“NRS”); and opt out of the “Acquisition of Controlling Interest” provisions contained in Sections 78.378 through 78.3793 of the NRS.

4.	To authorize the Board to further amend the Restated Articles to effect a consolidation otherwise known as a reverse stock split (the “Consolidation”), of the outstanding shares of our common stock at a ratio of not less than 1:10 and not more than 1:250 at some time as determined by the Board prior to December 31, 2016, with the exact ratio to be set at a whole number within this range and whether to effect the consolidation and the exact timing as determined by the Board in its sole discretion.

Stockholders of record at the close of business on March 22, 2016 are entitled to notice of this stockholder action by written consent. Because the Actions have been approved by the holders of the required majority of the voting power of our voting stock, no proxies were or are being solicited. The Restated Articles and the Consolidation will not be effected until at least 20 calendar days after the mailing of the Information Statement accompanying this Notice. We anticipate that the Restated Articles will become effective on or about April 25, 2016, at such time as a certificate of amendment to our Articles is filed with the Secretary of State of Nevada. The Consolidation will become effective, if at all, at a date determined by the Board in its sole discretion, but in no event later than December 31, 2016.

Attached hereto for your review is an Information Statement relating to the Actions. Please read this Information Statement carefully. It describes the essential terms of the action to be taken. Additional information about the Company is contained in its reports filed with or furnished to the Securities and Exchange Commission (the “SEC”). These reports, their accompanying exhibits and other documents filed with the SEC may be inspected without charge at the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material may also be obtained from the SEC at prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of these reports may be obtained on the SEC’s website at www.sec.gov.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND A PROXY.

By Order of the Board of Directors,

/s/ Barry Hollander
Chief Executive Officer

West Palm Beach, Florida

April 4, 2016

Cabinet Grow, INC.
319 Clematis Street, Suite 812

West Palm Beach, FL 33401

INFORMATION STATEMENT REGARDING ACTION TAKEN BY WRITTEN CONSENT OF MAJORITY OF STOCKHOLDERS IN LIEU OF A SPECIAL MEETING

Pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C promulgated thereunder, the notice and this information statement (this “Information Statement”) will be sent or given on or about April 4, 2016, to the stockholders of record, as of March 22, 2016 (the “Record Date”), of Cabinet Grow, Inc., a Nevada corporation (hereinafter referred to as “we,” “us,” “our,” “Cabinet Grow” or the “Company”). This Information Statement is being circulated to advise stockholders of actions already approved and taken without a meeting by written consent of stockholders who hold a majority of the voting power of our voting stock.

The actions (“Actions”) to be effective at least 20 days after the mailing of this Information Statement are as follows:

1.	To amend and restate our Articles of Incorporation as set forth in the Amended and Restated Articles of Incorporation attached hereto as Exhibit A (the “Restated Articles”) to, among other things, designate 300,000,000 shares of the authorized capital stock of the Company as common stock (the “Common Stock”), and 10,000,000 shares of the authorized capital stock of the Company as preferred stock (the “Preferred Stock”), with the powers, preferences and rights, and the qualifications, limitations and restrictions designated by our Board of Directors (the “Board”).

2.	To amend and restate our Articles of Incorporation as set forth in the Restated Articles to provide for the indemnification of our officers and directors and limit the liability of our officers and directors to fullest extent provided by Nevada law.

3.	To amend and restate our Articles of Incorporation as set forth in the Restated Articles to opt out of the “Combinations with Interested Stockholders” provisions contained in Sections 78.411 through 78.444 of the Nevada Revised Statutes (“NRS”); and opt out of the “Acquisition of Controlling Interest” provisions contained in Sections 78.378 through 78.3793 of the NRS.

4.	To authorize the Board to further amend the Restated Articles to effect a consolidation otherwise known as a reverse stock split (the “Consolidation”), of the outstanding shares of our common stock at a ratio of not less than 1:10 and not more than 1:250 at some time as determined by the Board prior to December 31, 2016, with the exact ratio to be set at a whole number within this range and whether to effect the consolidation and the exact timing as determined by the Board in its sole discretion.

These Actions were approved on March 18, 2016 by the Board. In addition, the holders of a majority of our issued and outstanding voting securities approved these Actions on March 18, 2016 by written consent in lieu of a special meeting of the stockholders in accordance with the relevant sections of the NRS (the “Written Consent”).

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. This Information Statement is furnished only to inform our stockholders of the approval of the Actions by written consent before they take place in accordance with Rule 14c-2 of the Exchange Act.

Vote Required and Information on Approving Stockholders

We are not seeking consents, authorizations or proxies from you.

As of March 18, 2016, the date we received the Written Consent, the Company had 37,055,338 shares of Common Stock issued and outstanding and entitled to vote, which for voting purposes are entitled to one vote per share. On March 18, 2016, the following consenting stockholders owning a total of 30,450,000 shares of our Common Stock, which collectively represented 82.18% of the total number of voting shares outstanding on such date (collectively, the “Approving Stockholders”), delivered the executed Written Consent authorizing the Actions described herein. The Approving Stockholders’ names, affiliation with the Company and holdings are as follows:

Name	Affiliation with the Company	Shares of Common Stock(1)	Percentage of Voting Shares(1)
Samuel May	Chairman of the Board, Former CEO	15,000,000	40.48%
Matthew Lee	Former COO	13,500,000	36.43%
Barry Hollander	CEO	1,950,000	5.27%
Total		30,450,000	82.18%

Basis for Majority Written Consent

The elimination of the need for a special meeting of stockholders to approve the Actions is made possible by NRS 78.320, which provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent of such is signed by the stockholders holding at least a majority of the voting power. Using the Written Consent of our stockholders holding at least a majority of the voting power eliminates the costs involved in holding a special meeting of stockholders. We are, however, required to provide written notice to the non-consenting stockholders of any actions approved using a majority written consent. The Notice of Stockholder Action by Written Consent included herewith constitutes such notice, and this Information Statement satisfies the requirement of Rule 14c-2 under the Exchange Act.

Effective Dates

The Restated Articles will be effective when they are filed with the Nevada Secretary of State.  The Company will not make such filing until on or after April 25, 2016, a date that is 21 calendar days after this Information Statement is first sent to our stockholders. The Board will have discretion when, and whether, to effect the Consolidation, but in no event shall the Consolidation occur prior to the end of such 21-day period or subsequent to December 31, 2016.

No Dissenters’ Rights

Under the NRS, Company stockholders are not entitled to dissenters’ rights with respect to the Actions.

Proposals by Security Holders

No stockholder has requested that we include any additional proposals in this Information Statement.

Expenses of this Information Statement

The entire cost of furnishing this Information Statement will be borne by us. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding copies of this Information Statement to beneficial owners.

Description of Actions

Action Number 1. Restated Articles

General

The Board and the Approving Stockholders have approved the Restated Articles, which are summarized below. We intend to file, as soon as practicable after the 20th day after this Information Statement is sent to our stockholders, the Restated Articles with the Nevada Secretary of State. The Restated Articles will become effective on the date it is accepted for filing with the Nevada Secretary of State.

Allocation of Preferred Stock and Common Stock; Blank Check Preferred Stock

The Restated Articles authorize the issuance of up to 310,000,000 shares of capital stock, consisting of 300,000,000 shares of Common Stock, par value $0.001 per share and 10,000,000 shares of Preferred Stock, par value $0.001 per share.

The Board and the Approving Stockholders believe that the separate designation of Common Stock and Preferred Stock is desirable to provide us with a greater degree of flexibility to issue shares of both Common Stock and Preferred Stock, without the expense and delay of a special stockholders’ meeting, in connection with future equity financings, future opportunities for growth through acquisitions or mergers, and for other general corporate purposes.

Common Stock: Stockholders holding Common Stock are entitled to receive dividends at such times and in such amounts as the Board may from time to time determine. Stockholders holding Common Stock are entitled to one vote for each share with respect to all matters submitted to the stockholders for a vote. There is no cumulative voting of the election of directors then standing for election.  Our Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. All rights of the holders of our Common Stock are subject to any distribution preferences, special voting rights or other rights or preferences of any series of Preferred Stock.

Preferred Stock: Upon the Restated Articles becoming effective, shares of Preferred Stock may be issued from time to time in one or more class or series.  Preferred Stock will have such designation or title and such powers, preferences and rights, and the qualifications, limitations and restrictions as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board, and set forth in a Certificate of Designations filed with the Nevada Secretary of State, prior to the issuance of any shares thereof.

The Board and the Approving Stockholders believe that the authority to create and issue any shares of Preferred Stock using the “blank check” authority provided by the Restated Articles will be beneficial because it would afford us increased flexibility in pursuit of equity financing and potential transactions.  Authorizing “blank check” Preferred Stock permits us to issue Preferred Stock for purposes which may be identified in the future, including (i) to raise additional capital or (ii) to engage in a range of investment and strategic opportunities through equity financings or other transactions.  The Restated Articles would permit the Board to undertake the foregoing actions on an expedited basis, without the delay and expense ordinarily attendant on obtaining further stockholder approvals.

The issuance of Preferred Stock could affect the relative rights of the stockholders holding our Common Stock.  Depending on the exact powers, preferences and rights, if any, of the Preferred Stock as determined by the Board at the time of issuance, the voting power and economic interest of the holders of our Common Stock may be diluted.  For example, the holders of Preferred Stock may be entitled to (i) certain preferences over the stockholders holding our Common Stock with respect to dividends or the power to approve the declaration of a dividend, (ii) in the event of liquidation of our company, receive a certain amount per share of their Preferred Stock before stockholders holding our Common Stock receive any distribution, (iii) rights to convert their Preferred Stock into Common Stock, and (iv) voting rights which would tend to dilute the voting rights of the stockholders holding our Common Stock, including by permitting the holders of Preferred Stock to block certain corporate acts or transactions.  The aforementioned are only examples of how shares of our Preferred Stock, if issued, could result in:

-	reduction of the amount of funds otherwise available for payment of dividends on our Common Stock;
-	restrictions on dividends on our Common Stock;
-	dilution of the voting power of our Common Stock; and
-	restrictions on the rights of stockholders holding our Common Stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the stockholders holding Preferred Stock.

The existence and terms of the existing Class A Preferred Stock will not be affected by the Restated Articles.

Action Number 2. INDEMNIFICATION OF DIRECTORS AND OFFICERS; LIMITATION OF LIABILITY

Our Restated Articles entitle our directors and officers to indemnification to the fullest extent permitted by Nevada law, and authorizes the Board to determine the terms of indemnification, including advancement of expenses, and to take such actions as are necessary to implement such terms of indemnification. Our Restated Articles protect our officers and directors against personal liability for damages for their conduct or omissions as officers or directors, to the fullest extent permitted by Nevada law and our Bylaws. The Board and the Approving Stockholders believe the indemnification and limitation of liability provisions of our Restated Articles will better enable us to engage and retain qualified officers and directors.

Action Number 3. OPT OUT OF COMBINATIONS WITH INTERESTED STOCKHOLDERS; ACQUISITION OF CONTROLLING INTEREST

Combinations with Interested Stockholders

The “Combinations with Interested Stockholders” provisions of the NRS provide that, subject to certain exceptions, a Nevada corporation that has 200 or more stockholders of record may not engage in a combination with any person that owns 10 percent or more of the voting shares of the corporation for two years after the date that such person first became an interested stockholder unless:

-	the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder; or
-	the combination is approved by the board of directors and, at or after that time, the combination is approved at an annual or special meeting of stockholders, by the affirmative vote of the holders of stock representing at least 60 percent of the outstanding voting power not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder.

The NRS allow a Nevada corporation to elect in its articles of incorporation not to be governed by the “Combinations with Interested Stockholders” provisions contained in Sections 78.411 through 78.444 of the NRS. The Board and the Approving Stockholders believe that it is in the best interests of the Company and its stockholders not to be restricted by such rules. The Restated Articles contain a provision opting out of such rules.

Acquisition of Controlling Interest

The “Acquisition of Controlling Interest” provisions of the NRS provide that, subject to certain exceptions, with respect to a Nevada corporation that has 200 or more stockholders of record (including at least 100 stockholders of record who are Nevada residents), persons who acquire a “controlling interest” (as defined by the NRS) in such corporation may only be given full voting rights in their shares if such rights are conferred by disinterested stockholders of the corporation at an annual or special meeting of the corporation. Any disinterested stockholder that does not vote in favor of granting such voting rights is entitled to demand that the corporation pay fair value for their shares, if the acquiring person has acquired at least a majority of all of the voting power of the corporation.

The NRS allow a Nevada corporation to elect in its articles of incorporation not to be governed by the “Acquisition of Controlling Interest” provisions contained in Sections 78.378 through 78.3793 of the NRS. The Board and the Approving Stockholders believe that it is in the best interests of the Company and its stockholders not to be restricted by such rules. The Restated Articles contain a provision opting out of such rules.

Action Number 4. THE CONSOLIDATION

General

The Approving Stockholders have approved a resolution granting the Board the authority to effect the Consolidation (also referred to as a reverse split), as described below. If the Board elects to implement the Consolidation, it will become effective through an amendment to the Restated Articles.

The Consolidation permits (but does not require) the Board to effect the Consolidation at a ratio (the “Consolidation Ratio”) of not less than 1:10 and not more than 1:250 at any time prior to December 31, 2016, with the exact Consolidation Ratio to be set at a whole number within this range and the effective date as determined by the Board in its sole discretion. The Board reserves its right not to effect the Consolidation if it determines, in its sole discretion, that the Consolidation is no longer in the best interests of the Company and its stockholders.

Reasons for the Consolidation

The purpose of the proposed Consolidation is to decrease the number of outstanding shares of Common Stock in order to increase the market value of each share of Common Stock. Immediately following the Consolidation the per-share price of the Common Stock should generally increase proportionately with the Consolidation Ratio. For example, immediately following the Consolidation, you would expect the price of our shares of Common Stock to quintuple if the Company did a five-to-one consolidation of our shares of Common Stock. In the longer term, however, depending upon market and industry conditions and the status of our company, the Consolidation may have no effect, a positive effect or a negative effect on the value of the consolidated Common Stock.

We believe it is necessary to seek to increase the market price of the common shares by means of the Consolidation for the following purposes:

-	Give the Board Flexibility in Structuring Investments and Potential Change of Control Transactions. The Company’s business is experiencing limited revenue and limited revenue growth, and the Company is in immediate need of additional capital. To address its situation, the Company is considering various alternative plans. At least one alternative involves diversifying the Company’s business by acquiring an additional business or lines of business from other companies using its stock as consideration. The acquisition of any such business may require the issuance of a significant number of shares of capital stock (including a number well in excess of a majority if the acquired business is more valuable than the business of the Company). In addition, the target may request a consolidation of the Common Stock to ensure that desired ownership percentages by the other party to the transaction can be achieved without leaving the capitalization of the Company too large relative to the size of its business. In addition, in order to obtain financing, the Company may be required to consolidate its Common Stock in order to increase the market price since many investors will not invest in a stock with a trading price below a certain level.

-	Reduced Risk of the OTCQB Marketplace Delisting. By potentially increasing the market price of the Common Stock, the Consolidation would reduce the risk that shares of our Common Stock could be delisted from the OTCQB Marketplace. The continued listing rules of the OTCQB Marketplace require, among other things, that issuers maintain a minimum closing bid price of at least $0.01 per share. By potentially increasing the market price of the Common Stock, the Company will help maintain a minimum closing bid price above $0.01 per share.

-	Increased Analyst, Adviser and Broker Interest. The Consolidation could increase analyst, broker and investor interest in our Common Stock as many of their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many investment banks, investment advisers, brokerages and investors houses have adopted internal policies and practices that either prohibit or discourage them from following low-priced stocks or recommending low-priced stocks to their customers. There is no assurance that the Consolidation would cause any such increase in financial industry interest.

Determination of Consolidation Ratio

The Board’s selection of the specific consolidation ratio will depend upon the facts and circumstances surrounding any decision it may make to effect the Consolidation. If the Consolidation occurs in connection with, or in anticipation of a business acquisition transaction or financing transaction, the consolidation ratio will likely be negotiated with the other party or parties to the transaction. For example, were the Company to engage in a business acquisition using its Common Stock, particularly if the other party were receiving a number of shares representing a supermajority of the shares after closing, the other party may condition closing on a consolidation that would cause the post-closing number of outstanding shares to be at a level it deems appropriate in light of the size and value of combined company. Parties to financing transactions could also require a consolidation to achieve a target closing stock price before they would be willing to invest.

If the Consolidation is effected outside the context of a transaction in which effecting the Consolidation is a condition to closing, the Board will also consider whether investors and certain other parties, such as our customers, would expect our stock price to be in line with other companies, including our competitors. We expect that the Board will, in consultation with its advisors, consider: the recent market prices and trading history of our Common Stock, the outlook for the market price of our Common Stock, and the marketability of our Common Stock, or Common Stock linked instruments, in any potential equity financing, the price of our Common Stock following any such financing, and prevailing general market and economic conditions.

Reducing the number of outstanding shares of our Common Stock through the Consolidation is intended, absent other factors, to increase the market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Consolidation, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase (proportionately to the reduction in the number of shares of our Common Stock after the Consolidation or otherwise) following the Consolidation or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after a Consolidation will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Consolidation. Accordingly, the total market capitalization of our Common Stock after the Consolidation could be lower or higher than the total market capitalization before the Consolidation.

Effects of the Consolidation

Reduction in Number of Outstanding Shares. The Board has the sole authority to determine, at any time prior to December 31, 2016: (i) whether or not to amend the Restated Articles to effect the Consolidation, and (ii) if so, the Consolidation Ratio between and including 1:10 and 1:250. Any fractional share that remains after all shares beneficially held by a stockholder holding shares of Common Stock have been consolidated will be rounded up to the nearest whole share of Common Stock. Based on 37,055,338 outstanding shares of Common Stock at February 29, 2016, and ignoring the effects of rounding of fractional shares, the number of outstanding shares of Common Stock following the Consolidation would be as follows:

Consolidation Ratio	Number of outstanding shares of Common Stock following the Consolidation
1:10	3,705,534
1:25	1,482,214
1:50	741,107
1:100	370,553
1:150	247,036
1:200	185,277
1:250	148,221

The number of authorized shares of Common Stock available for future issuance by the Company will remain at 300,000,000 (until otherwise determined by the stockholders) and not be affected by the proposed Consolidation. Consequently, the Consolidation will have the effect of increasing the number of shares that are available for future issuance in the discretion of the Board of Directors. The Common Stock would remain unchanged at $0.001 par value per share following the Consolidation.

The amendment to the Restated Articles to effect the Consolidation, if any, will include only the Consolidation Ratio determined by the Board to be in the best interests of the stockholders.

After the effective date of the proposed Consolidation, each stockholder would own fewer shares of Common Stock. However, the proposed Consolidation would affect all stockholders uniformly and would not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Consolidation results in rounding up to a whole share for any stockholders owning fractional shares. Proportionate voting rights and other rights of the holders of the Common Stock would not be affected by the proposed Consolidation (other than as a result of the rounding up of fractional shares). For example, a stockholder holding 2% of the voting power of the outstanding shares of Common Stock immediately prior to the Consolidation would continue to hold 2% of the voting power of the outstanding shares of Common Stock immediately after the Consolidation. However, if the Consolidation were implemented, it would increase the number of stockholders of the Company who own “odd lots” of fewer than 100 shares of the Common Stock. Brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions of more than 100 shares of Common Stock.

Change in Number and Exercise Price of Employee and Director Equity Awards. The proposed Consolidation will reduce the number of shares of Common Stock available for future issuance under the Company’s 2015 Equity Compensation Plan (the “2015 Plan”) in proportion to the consolidation ratio determined by the Board. Under the terms of the Company’s outstanding equity awards under the 2015 Plan, the Consolidation would cause a reduction in the number of shares of Common Stock issuable upon exercise or vesting of such awards in proportion to the Consolidation Ratio and would cause a proportionate increase in the exercise price of such awards to the extent they are stock options.

Regulatory Effects. The Common Stock is currently registered under Section 12(g) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed Consolidation would not affect the registration of the Common Stock under the Exchange Act or the Company’s obligation to publicly file financial and other information with the Securities and Exchange Commission. If the proposed Consolidation were implemented, the Common Stock would continue to trade on the OTCQB Marketplace under the symbol “CBNT,” assuming the Company maintains compliance with its listing requirements; however, the Company would be required to obtain a new CUSIP number associated with post-Consolidation shares of Common Stock.

No Going Private Transaction. Notwithstanding the decrease in the number of outstanding shares of Common Stock following the proposed Consolidation, the Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

The Proposed Consolidation May Decrease the Liquidity of the Common Stock. The liquidity of the Common Stock may be harmed by the proposed Consolidation given the reduced number of shares of Common Stock that would be outstanding after the Consolidation, particularly if the stock price does not increase as a result of the Consolidation.

Board Discretion to Implement the Consolidation

The Board reserves its right not to effect the Consolidation if it determines, in its sole discretion, that the Consolidation is no longer in the best interests of the Company and its stockholders.

If the Board does not implement the Consolidation prior to December 31, 2016, stockholder approval would be required again prior to implementing any Consolidation.

Amendment Effective Time

If the Board elects to effect the Consolidation, it will become effective on such date and at such time on or before December 31, 2016 as determined by the Board in its discretion, upon filing of an amendment to the Restated Articles effecting the Consolidation. In no event will the Consolidation become effective prior to the 20th day following the date on which this Information Statement is mailed to our stockholders. Shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock at the Consolidation Ratio determined by the Board within the limits set forth in the Written Consent.

 Stockholders’ Equity

Following the effectiveness of the Consolidation, the stated capital on the Company’s balance sheet attributable to the common shares would not be impacted by the Consolidation. The Company’s Common Stock would continue to be carried at a par value of $0.001 per share after the Consolidation, assuming the Consolidation is effected. Per share net income or loss would be increased because there would be fewer shares of the Common Stock outstanding. The Company does not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, would arise as a result of the Consolidation.

Interests of Certain Persons in the Actions

Certain of the Company’s officers, directors and 5% stockholders have an interest in the proposed Consolidation as a result of their ownership of Common Stock and stock options of the Company, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below. However, the Company does not believe that its officers, directors or 5% stockholders have interests in the proposed Consolidation that are different from or greater than those of any other stockholder of the Company.

Fractional Shares

The Company does not intend to issue fractional shares in connection with the Consolidation. Stockholders, who own shares of Common Stock prior to effective time of the Consolidation and who otherwise would hold fractional shares because the number of common shares they held before the Consolidation would not be evenly divisible based on the Consolidation ratio, will be entitled to round up such fractional shares to a full share.

Exchange of Share Certificates

If the Consolidation were effected, stockholders holding certificated shares would be required to exchange their stock certificates for new stock certificates (“New Stock Certificates”) reflecting the appropriate number of shares resulting from the Consolidation. Stockholders of record on the effective date of the Consolidation will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by the Company’s transfer agent. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange if they effect the exchange within the limited time period to be set forth in the notice to the stockholders. As soon as practicable after the effective time of the Consolidation, the transfer agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering certificates representing the number of shares of the Common Stock prior to the Consolidation (“Old Stock Certificates”) in exchange for New Stock Certificates reflecting the number of shares of the Common Stock resulting from the Consolidation.

You should not destroy your Old Stock Certificate. You should not send your Old Stock Certificates now. You should send them only after you receive the letter of transmittal from the Company’s transfer agent.

As soon as practicable after the surrender to the transfer agent of any Old Stock Certificate, together with a duly executed letter of transmittal and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Stock Certificate had been issued a New Stock Certificate registered in the name of such person. Any Old Stock Certificate bearing a restrictive legend will be exchanged for a New Stock Certificate bearing the same legend, if any, restricting the transfer of such shares that were borne by the surrendered Old Stock Certificates held prior to the Consolidation.

Until surrendered as contemplated herein, each Old Stock Certificate shall be deemed at and after the effective time of the Consolidation to represent the number of full shares of the Common Stock resulting from the Consolidation. Until they have surrendered their Old Stock Certificates for exchange, stockholders will not be entitled to receive any dividends or other distributions, if any, that may be declared and payable to holders of record.

Any stockholder whose Old Stock Certificate has been lost, destroyed or stolen will be entitled to a New Stock Certificate only after complying with the requirements that the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

If any New Stock Certificates are to be issued in a name other than that in which the Old Stock Certificates are registered, it will be a condition of such issuance that (i) the person requesting such issuance must pay to the Company any applicable transfer taxes or establish to the Company’s satisfaction that such taxes have been paid or are not payable, (ii) the transfer complies with all applicable federal and state securities laws, and (iii) the surrendered certificate is properly endorsed and otherwise in proper form for transfer. In all other cases, no service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Stock Certificate solely in connection with an exchange of Old Stock Certificates for New Stock Certificates.

Stockholders who hold only uncertificated shares, either as direct or beneficial owners, will have their holdings electronically adjusted by the Company’s transfer agent and, for beneficial owners, by their brokers or banks which hold in “street name” for their benefit, as the case may be to give effect to the Company.

Material U.S. Federal Income Tax Consequences of the Consolidation

The following discussion is a summary of certain material U.S. federal income tax consequences of the Consolidation to the Company and to stockholders holding Common Stock that hold such stock as a capital asset for U.S. federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons (“U.S. Holders”) and does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including, without limitation, stockholders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, retirement plans, holders that are partnerships or other pass-through entities for U.S. federal income tax purposes, holders whose functional currency is not the U.S. dollar, traders that mark-to-market their securities, holders subject to the alternative minimum tax, stockholders who hold the Common Stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired the Common Stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation.

As used in this summary, a “U.S. Holder” means a beneficial owner of our Common Stock that is for U.S. federal income tax purposes: (i) a citizen or resident of the U.S.; (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S., any state thereof, or the District of Columbia; (iii) an estate the income of which is taxable in the U.S. regardless of its source; or (iv) a trust, the administration of which is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a partnership (including for this purpose any other entity, either organized within or without the U.S., that is treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner as a beneficial owner of the shares generally will depend upon the status of the partner and the activities of the partnership.

The Company has not sought, and will not seek, a ruling from the U.S. Internal Revenue Service regarding the U.S. federal income tax consequences of the Consolidation. The following summary does not address the tax consequences of the Consolidation under foreign, state, or local tax laws. Accordingly, each holder of the Common Stock should consult his, her or its tax advisor with respect to the particular tax consequences of the Consolidation to such stockholder.

The U.S. federal income tax consequences for a holder of the common shares and for the Company pursuant to the Consolidation for a U.S. Holder will be as follows:

-	U.S. Holders will not recognize any gain or loss for U.S. federal income tax purposes from their disposition or receipt of shares of Common Stock in the Consolidation, including the rounding up of fractional shares pursuant to the Consolidation;
-	each U.S. Holder’s aggregate tax basis in the shares of Common Stock received pursuant to the Consolidation, including any rounding up of fractional shares, will be equal to the aggregate tax basis of such holder’s Common Stock surrendered in exchange therefor;
-	each U.S. Holder’s holding period for the shares of Common Stock received pursuant to the Consolidation, including any rounding up of fractional shares, will include such holder’s holding period for the shares of Common Stock surrendered in exchange therefor; and
-	the Company will not recognize gain or loss solely as a result of the Consolidation.

Possible Anti-Takeover Effects of the Actions

As described in more detail above, the Consolidation will result in an effective increase in the number of authorized but unissued shares of our Common Stock. Under certain circumstances this could have an anti-takeover effect, although this is not the intent of the Board. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company and our stockholders. The effective increase in the number of authorized but unissued shares of our Common Stock therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging the initiation of any such unsolicited takeover attempt, the effective increase in the number of authorized but unissued shares of our Common Stock may limit the opportunity for the Company’s stockholders to dispose of their shares at a higher price than may be available in a takeover attempt or under a merger proposal. Furthermore, the effective increase in the number of authorized but unissued shares of our Common Stock may have the effect of permitting the Company’s current management, including the current Board, to retain its position and place it in a better position to resist changes that stockholders may desire to make if they are dissatisfied with the conduct of the Company’s business. However, the Board did not approve the Consolidation with the intent that the Consolidation be used as a type of anti-takeover device.

In addition to the potential anti-takeover effects of an effective increase in the number of authorized but unissued shares of our Common Stock, certain provisions of the Restated Articles also could be used by management of the Company to prevent, delay or defer a transaction that might provide an above-market premium that is favored by a majority of the independent stockholders without further vote or action by the stockholders.

As described in more detail above, the Restated Articles provide that the Preferred Stock authorized by the Restated Articles may be issued from time to time in one or more series and authorizes the Board to fix or alter powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed on each additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. The issuance of Preferred Stock with either specified voting rights or rights providing for the approval of extraordinary corporate action could be used to create voting impediments or to frustrate persons seeking to effect a merger or to otherwise gain control of the Company by diluting their stock ownership. In addition, the ability of the Board to distribute shares of any class or series (within limits imposed by applicable law) as a dividend in respect of issued shares of Preferred Stock also could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company and effectively delay or prevent a change in control without further action by the stockholders.

While the aforementioned provision of the Restated Articles may be deemed to have possible anti-takeover effects, their approval and adoption was not prompted by any specific takeover threat currently perceived by management, and neither our management nor our Board views any provision of the Restated Articles as an anti-takeover mechanism. Except for the potential effects of the aforementioned provision, there are no anti-takeover provision in the Restated Articles, the Bylaws or other governing documents of the Company, and the Board currently has no plan to adopt any proposal or to enter into any other arrangement that may have material anti-takeover consequences.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information with respect to beneficial ownership of shares of Common Stock as of March 18, 2016 by each of the directors of the Company, by each of its executive officers, by all current executive officers and directors of the Company as a group, and by each person known to the Company to beneficially own 5% or more of the outstanding shares of Common Stock. Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to the Common Stock identified as beneficially owned. The Company is not aware of any arrangements, the operation of which may at a subsequent date result in a change in control.

Title of Class	Name of Officer or Director	Amount and Nature of Beneficial Ownership	Percentage of Class
Common	Samuel May(1)	15,000,000	40.48%
Common	Barry Hollander(2)	1,950,000	5.27%

Common	All Directors and Officers as a Group	16,950,000	45.75%
	(2 persons)

Title of Class	Name and Address of 5% Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Common	Samuel May 3322 Nevada Ave. Costa Mesa, CA 92626	15,000,000	40.48%
Common	Matthew Lee(1) 268 Avenida Montalvo #9 San Clemente, CA 92672	13,500,00	36.43%
Common	Barry Hollander 319 Clematis Street, Suite 812 West Palm Beach, FL 334011	1,950,000	5.27%

(1) Mr. May and Mr. Lee each also owns 50 shares of the Company’s Class A Preferred Stock. Holders of Class A Preferred Stock are entitled to exercise voting rights over 51% of the Company’s outstanding voting securities in connection with (i) the appointment and/or removal of any member of the Board, (ii) any matter involving a transaction in which the Company would sell all or substantially all of its assets, the Company’s stockholders would sell all or substantially of their shares of Company stock, or where the Company would merge with or into any other entity; (iii) causing the Company to register the Common Stock for trading purposes pursuant to the Securities Exchange Act, or (iv) any matter involving a transaction in which the Company would become part of a public company.

(2) The number of shares owned by Mr. Hollander, our CEO, includes 1,950,000 shares held of record by Venture Equity, LLC, a Florida limited liability company (“Venture Equity”). Mr. Hollander is the sole member and has 100% of the voting and dispositive control over securities held by Venture Equity.

Additional Information

Information Available

A copy of this Information Statement has been filed with the SEC. You may read and copy this Information Statement at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this Information Statement by mail from the Public Reference Section of the SEC at prescribed rates. To obtain information on the operation of the Public Reference Room, you can call the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including Cabinet Grow, Inc., that file electronically with the SEC. The address of the SEC’s Internet website is http://www.sec.gov.

Stockholders may contact Barry Hollander at 319 Clematis Street, Suite 812, West Palm Beach, FL 33401 (561-249-6511), to request copies of the Company’s quarterly and annual reports. In addition stockholders may download copies of the Company’s quarterly and annual reports directly from its website at http://cabinetgrow.com. The information on the Company’s website is not a part of this Information Statement.

Delivery of Documents to Security Holders Sharing an Address

We will only deliver one Information Statement to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of such stockholders. Also, we will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future stockholder communication documents to any stockholder or stockholders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Stockholders also may address future requests regarding delivery of Information Statements and annual reports by contacting us at 319 Clematis Street, Suite 812, West Palm Beach, FL 33401 (561-249-6511), attention Barry Hollander, Chief Executive Officer.

The contents and sending of this Information Statement have been approved by the directors of the Company.

Dated as of the 4th day of April, 2016.

Cabinet Grow, Inc.

Barry Hollander, Chief Executive Officer

Exhibit A

Amended and Restated Articles of Incorporation

of

Cabinet Grow, Inc.

ARTICLE 1

The name of the corporation is Cabinet Grow, Inc. (hereinafter, the "Corporation").

ARTICLE 2

The address of the Corporation's registered office in the State of Nevada is 245 East Liberty Street, Suite 200, Reno, Nevada 89501. The name of its registered agent at such address is Agency Services of Nevada.

ARTICLE 3

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes.

ARTICLE 4

Section 1. Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 310,000,000 consisting of:

300,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”);

9,999,900 shares of initially undesignated Preferred Stock, par value $0.001 per share (“Blank Check Preferred Stock”); and

100 shares of Preferred Stock that have been designated as Class A Preferred Stock, par value $0.001 per share (the “Class A Preferred Stock”).

Section 2. Common Stock. The holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors. In the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of the Common Stock held by each. Each share of Common Stock shall have one vote with respect to all matters submitted to the shareholders for a vote. Notwithstanding the foregoing, all rights of the Common Stock shall be subject to any superior or parallel rights of any series of Preferred Stock.

Section 3. Blank Check Preferred Stock. The Blank Check Preferred Stock may be issued from time to time and in one or more series. The Board of Directors of the Corporation is authorized to create, designate and determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Blank Check Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Blank Check Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Blank Check Preferred Stock, and to fix the number of shares of any series of Blank Check Preferred Stock. In the event that the number of shares of any series of Blank Check Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Blank Check Preferred Stock subject to the requirements of applicable law.

Section 4. Class A Preferred Stock. The Class A Preferred Stock shall have the powers, preferences and rights, and the qualifications, limitations and restrictions set forth on Exhibit A attached hereto and incorporated herein by this reference.

Section 5. Pre-emptive Rights. No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase share of any class or series of stock or of other securities of the Corporation shall have any pre-emptive right to purchase or subscribe for any unissued stock of any class or series of the Corporation.

ARTICLE 5

Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors.

Section 2. Number of Directors. The number of directors which shall constitute the Board of Directors shall be determined from time to time by the Bylaws or an amendment thereto.

Section 3. Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote in the election of directors. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE 6

The Board of Directors of the Corporation is expressly authorized to adopt, amend, or repeal the Bylaws of the Corporation.

ARTICLE 7

The Corporation reserves the right at any time and from time to time to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this Article 7.

ARTICLE 8

To the fullest extent permitted by Nevada law and subject to the Bylaws of the Corporation, the directors and officers of the Corporation shall not be liable to the Corporation or its stockholders for damages for their conduct or omissions as directors or officers. Any amendment to or repeal of this Article shall not adversely affect any right of a director or officer of the Corporation hereunder with respect to any acts or omissions of the director of officer occurring prior to amendment or repeal.

ARTICLE 9

To the fullest extent permitted by Nevada law, the Corporation shall indemnify and hold harmless the officers and directors of the Corporation. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

ARTICLE 10

The Corporation elects not to be governed by Sections 78.411 to 78.444 of the Nevada Revised Statutes. The Corporation elects not to be governed by Sections 78.378 through 78.3793 of the Nevada Revised Statutes.

Exhibit A

Terms of Class A Preferred

(a)	DESIGNATION AND AMOUNT. The number of shares of Class A Preferred Stock shall be one hundred (100). No other shares of Preferred Stock shall be designated as Class A Preferred Stock.

(b)	DIVIDENDS. The holder of the shares of Class A Preferred Stock shall not be entitled to receive dividends.

(c)	LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily, each holder of Class A Preferred Stock shall be entitled to receive a preferential distribution in the amount of $1.00 per shares for each share of Class A Preferred Stock such holder owns before any distributions are made to any other stockholders of the Corporation.

(d)	VOTING. Except as otherwise provided herein or by law and in the addition to any right to vote as separate class as provided by law, the holders of the Class A Preferred Stock shall have limited voting rights and powers compared to the voting rights and powers of holders of Common Stock and other series of Preferred Stock, shall be entitled to notice of any shareholders meeting in accordance with the Bylaws or the Corporation, and shall be entitled to vote, but only with respect to the following matters (collectively, the “Class A Voting Matters”): (i) the appointment and/or removal of any member of the Corporation’s board of directors, (ii) any matter related to or transaction (or series of transactions) pursuant to which the Corporation would sell or license all or substantially all of its assets or the stockholders of the Corporation would sell all or substantially all of their shares of the Corporation’s stock or where the Corporation would merge with or into any other entity, (iii) causing the Corporation to register its Common Stock for trading pursuant to the Securities Exchange Act of 1934, as amended, including by filing a Registration Statement on Form S-1 with the Securities Exchange Commission and filing and obtaining FINRA approval of a Form 15c2-11, and (iv) with respect to any matter involving a transaction whereby the Corporation will become part of or merge into an existing public company. For so long as Class A Preferred Stock is issued and outstanding, the holders of Class A Preferred Stock shall vote together as a single class with the holders of the Corporation’s Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Class A Preferred Stock being entitled to fifty-one percent (51%) of the total votes on only Class A Preferred Voting Matters regardless of the actual number of shares of Class A Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power for any Class A Preferred Voting Matter.

(e)	RESTRICTION OF TRANSFERABILITY. The shares of the Class A Preferred Stock are being issued to Sam May and Matt Lee (the “Stockholders”), who will each then pledge such shares of Class A Preferred Stock (the agreements pursuant to which such shares will be pledged, the “Pledge Agreements”) as collateral for a loan being made to the Corporation by Chicago Venture Partners, L.P., a Utah limited partnership (“CVP”). The Stockholders will hold the Class A Preferred Stock (provided that CVP will retain possession of all certificates representing the Class A Preferred Stock), subject to the terms of Pledge Agreements, unless and until the Corporation defaults on its obligations to CVP, at which time CVP may elect to foreclose on and become the owner of the Class A Preferred Stock, with all rights pertinent to the Class A Preferred Stock, including without limitation the right to vote the Class A Preferred Stock.

(f)	OTHER PREFERENCES. The shares of the Class A Preferred Stock shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the Amended and Restated Articles of Incorporation of the Corporation, as amended from time to time.